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                                                                      EXHIBIT 11

                         THE GENERAL CHEMICAL GROUP INC.
                        COMPUTATION OF PER SHARE EARNINGS
                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                   (UNAUDITED)

Earnings per share were calculated as follows:

                                                              THREE MONTHS ENDED       SIX MONTHS ENDED
                                                                   JUNE 30,                 JUNE 30,
                                                              -----------------        -----------------
                                                              1997         1998        1997         1998
                                                              ----         ----        ----         ----
Basic

    Income before extraordinary item used for
     basic earnings per share............................  $   17,258   $  14,686    $  28,972    $  24,547

    Extraordinary item...................................         --       (3,661)         --        (3,661)
                                                           ----------   ---------    ---------    ---------

    Total income used for basic
     earnings per share..................................  $   17,258   $  11,025    $  28,972    $  20,886
                                                           ==========   =========    =========    =========

    Weighted average common shares
     outstanding.........................................      21,327      21,103       21,817       21,076

    Basic earnings per common share......................  $      .81   $     .52    $    1.33    $     .99
                                                           ==========   =========    =========    =========

Diluted

    Income before extraordinary item used for
     basic earnings per share............................  $   17,258   $  14,686    $  28,972    $  24,547

    Extraordinary item...................................         --       (3,661)         --        (3,661)
                                                           ----------   ---------    ---------    ---------

    Total income used for diluted
     earnings per share..................................  $   17,258   $  11,025    $  28,972    $  20,886
                                                           ==========   =========    =========    =========

    Weighted average common shares
     outstanding.........................................      21,327      21,103       21,817       21,076

    Weighted average common
     equivalents shares..................................       1,026         898        1,009          873
                                                           ----------   ---------    ---------    ---------

    Weighted average common and
     common equivalent shares............................      22,353      22,001       22,826       21,949
                                                           ==========   =========    =========    =========

    Diluted earnings per common share
     and common equivalent shares .......................  $      .77   $     .50    $    1.27    $     .95
                                                           ==========   =========    =========    =========

--------------------
All prior period per share figures have been restated in accordance with FAS 128.

                                      -14-

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